Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

November 1, 2017

Investor and Media Contact:

Scott Hamilton

Investor and Public Relations

(303) 214-5563

scott.hamilton@hartehanks.com

Harte Hanks Disclosure Pursuant to NYSE Rule 303A.08

SAN ANTONIO, Texas – November 1, 2017 – Harte Hanks (NYSE: HHS) today announced that, pursuant to New York Stock Exchange Listing Rule 303A.08, it approved a grant of employment inducement awards to Mr. Jon C. Biro in connection with his previously announced appointment as its new Executive Vice President & Chief Financial Officer. Harte Hanks’ independent directors approved the employment inducement awards as a material inducement for Mr. Biro to accept his offer of employment, in reliance on the employment inducement award exemption to New York Stock Exchange Listing Rule 303A.08 that requires stockholder approval of equity-based compensation plans.

On the third business day of his employment (the “Grant Date”), Mr. Biro will be granted inducement awards (the “Inducement Awards”) consisting of:  (i) $180,000 in nonqualified stock options to purchase shares of the Company’s common stock (“Common Stock”), vesting in four equal annual installments with an exercise price per share of Common Stock equal to the closing price of a share of Company Common Stock on the Date of Grant, with the number of options subject to the award calculated by dividing $180,000 by the per share value of a Company nonqualified stock option determined using Black-Scholes and applying the closing price of a share of Common Stock on the Date of Grant, and rounding down to the nearest whole share; (ii) $240,000 in restricted stock units, vesting in three equal annual installments, with the number of units calculated by dividing $240,000 by the closing price of a share of Common Stock on the Date of Grant, and rounding down to the nearest whole share; and (iii) $180,000 in performance stock units, which units shall: (i) vest on (and be subject to) the same conditions, allocations and performance criteria as the annual performance stock unit awards made to the Company’s other executive officers for 2017, and (ii) be equal to the number of units determined by dividing the $180,000 by the closing price of a share of Common Stock on the Date of Grant, and rounding down to the nearest whole share.  The Inducement Awards are subject to vesting acceleration upon certain transactions involving the Company.

About Harte Hanks:

Harte Hanks is a global marketing services firm specializing in multi-channel marketing solutions that connect our clients with their customers in powerful ways.  Experts in defining, executing and optimizing the customer journey, Harte Hanks offers end-to-end marketing services including consulting, strategic assessment, data, analytics, digital, social, mobile, print, direct mail and contact center. From visionary thinking to tactical execution, Harte Hanks delivers smarter customer interactions for some of the world’s leading brands. Harte Hanks’ 5,000+ employees are located in North America, Asia-Pacific and Europe. For more information, visit Harte Hanks at www.hartehanks.com, call 800-456-9748, or email us at pr@hartehanks.com. Follow us on Twitter @hartehanks or Facebook at https://www.facebook.com/HarteHanks.

As used herein, “Harte Hanks” refers to Harte Hanks, Inc.  and/or its applicable operating subsidiaries, as the context may require.  Harte Hanks’ logo and name are trademarks of Harte Hanks.

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